Exhibit 99.1


         EDO Reports 52 Percent Increase in Operating Earnings


    NEW YORK--(BUSINESS WIRE)--May 6, 2003--EDO Corporation (NYSE:
EDO) net earnings for the first quarter ended March 29, 2003 were $3.0 million, or $0.17 per diluted share, on revenues of $94.4 million.
    This compares to a net loss of $0.6 million, or $0.03 per share in the first quarter of 2002. Operating earnings for the first quarter of 2003 were $7.1 million, up 51.5 percent from the $4.7 million reported in the first quarter of 2002. These earnings improvements were achieved despite $920,000 of intangible asset amortization expense in the first quarter of 2003, versus $50,000 last year.
    "These results are a clear reflection of our growth strategy," said Chief Executive Officer James M. Smith. "We continue to expand our business through a combination of internal growth and carefully selected acquisitions. As a result of three strategic acquisitions made over the past year, our revenue has increased by 41 percent compared to the first quarter of 2002. In addition, our backlog of funded orders grew by $58.5 million since year-end, with approximately $105 million in contracts added during the first quarter."

    Non-GAAP Financial Measures

    In addition to the financial results contained on the attached statements of earnings, which are presented according to Generally Accepted Accounting Principles, or GAAP, the company believes the following non-GAAP financial measures are helpful in understanding the underlying operating and financial trends.
    Pro forma earnings, which exclude a $0.2 million pre-tax charge related to the acquisition of the assets of Condor Systems, was $3.1 million, or $0.18 per diluted share, in the first quarter of 2003. In the corresponding quarter of 2002, pro forma earnings, before the cumulative effect of a change in accounting principle, were $2.8 million, or $0.16 per diluted share.
    EBITDA, which is pro forma earnings before interest, taxes, depreciation and amortization, was $11.2 million. This is an increase of 54.4 percent over the $7.3 million recorded in the first quarter of 2002.
    EBITDAP, which also excludes non-cash ESOP compensation expense and non-cash pension expense, increased 38.6 percent to $13.0 million, from $9.4 million in the first quarter of 2002. EBITDAP is a generally accepted metric employed by our industry, because non-cash pension gains or losses are not reflective of the company's operational performance.

    Backlog

    The total funded backlog of unfilled orders at March 29, 2003 increased 15.6 percent to a record $433.5 million from $375.0 million at Dec. 31, 2002. Excluding the effect of acquisitions made during the first quarter, the backlog increased by $6.8 million, or 1.8 percent. Backlog does not include unfunded options in current contracts that have not yet been exercised by customers. Unfunded options total approximately $490 million.
    Contributing to the backlog growth were more than $17 million in contract wins for electronic warfare systems, $12 million for various professional services contracts, $10 million for reconnaissance and surveillance systems, and $7 million for aircraft weapons suspension and release systems. Many of the contract awards were planned extensions of long-lived projects on major military platforms, where EDO has a strong strategic position.

    Acquisitions

    During the first quarter, EDO completed two acquisitions that have significantly expanded the company's capabilities in the transformational, net-centric defense systems of the future.
    Advanced Engineering and Research Associates, which had revenues of approximately $50 million in 2002, was acquired on Feb. 5 for $38 million in cash. AERA has incumbent positions supporting a number of information technology initiatives with the Navy and Marine Corps, most notable of which is the Navy/Marine Corps Intranet (NMCI) program. NMCI reflects a transformation in the way the Navy will support its IT infrastructure. In addition, AERA has long-term prime contracts with NAVSEA's Seaport program, the Marine Corps' Commercial Enterprise Omnibus Support Services (CEOSS) and the Coast Guard's Deepwater program.
    Darlington, which had revenues of approximately $39 million in 2002, was acquired on March 10 for $28.5 million in cash. Darlington designs, manufactures and supports military communications equipment and networking systems. For example, under a major prime contract with the Marine Corps, the company is providing mobile Joint Enhanced Core Communication Systems (JECCS), a command and control system used by the "first-in" Marine forces.
    "Our objective is to grow as a best-in-class player in the consolidation of first-tier defense suppliers," added Smith. "To do this we are systematically expanding EDO's position on mission-critical platforms and diversifying across the military services. We are focusing especially on the Defense Department's transformational needs for lighter, faster, and smarter military capabilities."

    Revenue Guidance

    The following statement is based on current expectations. This statement is forward-looking, and actual results may differ materially.
    EDO currently estimates that revenue for the full year 2003, excluding any additional acquisitions, will be in the range of $445 to $455 million, compared to $328.9 million in 2002. EDO believes that, given the nature of its business, it is inappropriate to continue to provide quarterly forecasts.

    Conference Call

    EDO will conduct a conference call at 9:00 a.m. ET on May 6 to review these results in more detail. A live web cast of the conference call will be available at www.EDOcorp.com. For those who cannot listen to the live broadcast, a replay of the call will be available on the corporate site. There will also be a telephone replay of the call available through May 8. To listen to the telephone replay, dial 1-800-633-8284 (outside the U.S. dial 1-402-977-9140), and enter reservation #21139468.

    About EDO Corporation

    EDO Corporation is a leading supplier of sophisticated, highly engineered products and systems for defense, aerospace and industrial applications. The company's advanced electronic, electromechanical systems, information systems and engineered materials are mission-critical, standard equipment on a wide range of military platforms. The company has three reporting segments: Defense, Communications and Space Products, and Engineered Materials.
    Our Defense segment provides integrated front-line warfighting systems and components including electronic warfare, radar countermeasures systems; reconnaissance and surveillance systems; aircraft weapons suspension and release systems; airborne mine countermeasures systems; integrated combat and sonar systems; command, control and communications systems; and professional, operational, technical and information technology services for military forces and governments worldwide. Our Communications and Space Products segment supplies antenna products and ultra-miniature electronics and systems for the remote sensing and electronic warfare industries. Our Engineered Materials segment supplies commercial and military piezo-electric ceramic products and advanced fiber composite structural products for the aircraft, communication, navigation, chemical, petrochemical, paper, and oil industries.

    Forward-Looking Statements

    Certain statements made in this release, including statements about future revenue from acquisitions and contract awards, as well as annual revenue expectations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: changes in demand for the Company's products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, difficulties encountered in the integration of acquired businesses and other risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.


                  EDO Corporation and Subsidiaries
            Condensed Consolidated Statements of Earnings
               ($000's omitted, except per share data)


                                                 Three months ended
                                                 March 29,  March 30,
                                                    2003      2002
                                                ----------- ---------
                                                       (unaudited)

Net sales                                          $94,377   $66,909

Costs and expenses:
Cost of Sales                                       69,830    50,707
Selling, general and administrative                 15,207     9,722
Research and development                             1,990     1,765
Acquisition-related costs                              205         -
                                                 --------- ---------
                                                    87,232    62,194
                                                 --------- ---------
Operating earnings                                   7,145     4,715

Non-operating income (expense):
Interest income                                        235       208
Interest (expense)                                  (2,227)      (46)
Other, net                                              33        53
                                                 --------- ---------
Interest & other                                    (1,959)      215
                                                 --------- ---------
Earnings before income taxes and cumulative
 effect                                              5,186     4,930
of a change in accounting principle

Income tax expense                                  (2,204)   (2,120)

Net earnings available for common shares before
 cumulative effect of a change in accounting     --------- ---------
 principle                                           2,982     2,810

Cumulative effect of a change in accounting
 principle, net of tax                                   -    (3,363)
                                                 --------- ---------
Net earnings (loss) available for common shares     $2,982     $(553)
                                                 ========= =========

Earnings (loss) per common share:
Basic                                                $0.17    $(0.03)
Diluted (a)                                          $0.17    $(0.03)
                                                 ========= =========

Average shares outstanding
Basic                                               17,230    16,974
Diluted (a)                                         17,472    16,974
                                                 ========= =========


Backlog of unfilled orders                        $433,480  $285,688
                                                 ========= =========


(a) Assumes exercise of dilutive stock options. The 5.25% Convertible Subordinated Notes were not dilutive.



                  EDO Corporation and Subsidiaries
                Condensed Consolidated Balance Sheets
                           ($000's omitted)


                                                   March 29,  Dec. 31,
                                                     2003       2002
                                                  ----------- --------
                                                  (unaudited)
Assets

Current Assets:
Cash and cash equivalents                        $    66,423  132,320
Restricted cash                                       11,166   27,347
Marketable securities                                    194      193
Accounts receivable, net                             121,980  100,594
Inventories                                           34,805   32,406
Deferred income tax asset, net                         3,222    3,222
Prepayments & other                                    5,153    3,133
                                                   --------- --------
              Total Current Assets                   242,943  299,215

Property, plant and equipment, net                    66,271   64,472
Notes receivable                                       2,467    2,556
Goodwill                                              83,534   61,352
Other intangible assets                               48,203   11,867
Deferred income tax asset, net                        20,439   20,439
Other assets                                          21,213   21,673
                                                   --------- --------
Total Assets                                     $   485,070  481,574
                                                   ========= ========

Liabilities and Shareholders' Equity

Current Liabilities:
Accounts payable and accrued liabilities         $    78,650   74,556
Contract advances and deposits                        15,918   20,277
                                                   --------- --------
            Total Current Liabilities                 94,568   94,833

Long-term debt                                       137,800  137,800
Post-retirement benefits obligations                  79,048   78,643
Environmental obligation                               2,041    2,025
Shareholders' equity                                 171,613  168,273
                                                   --------- --------
Total Liabilities & Shareholders' Equity         $   485,070  481,574
                                                   ========= ========




                   EDO Corporation and Subsidiaries
                             SEGMENT DATA
                           ($000's omitted)


                                                   Three months ended
                                                   March 29, March 30,
                                                      2003     2002
                                                   --------  --------
                                                        (unaudited)
Net sales:
Defense                                              $70,018  $49,230
Communications and Space Products                     14,380    8,917
Engineered Materials                                   9,979    8,762
                                                     -------- --------
                                                      94,377   66,909
                                                     ======== ========

Operating earnings (loss):
Defense (1)                                           $5,375   $5,992
Communications and Space Products                      1,224   (1,824)
Engineered Materials                                     546      547
                                                     -------- --------
                                                       7,145    4,715


Net interest (expense) income                         (1,992)     162
Other expense, net                                        33       53

Earnings before income taxes and the cumulative
 effect of a change in accounting principle           $5,186   $4,930
                                                     ======== ========


(1) Includes $205 in acquisition-related costs in 2003.



                   EDO Corporation and Subsidiaries
            Reconciliation from GAAP to Pro Forma Earnings
               ($000's omitted, except per share data)
 (Before Cumulative Effect of Change in Accounting Principle in 2002)

                                                   Three months ended
                                                   March 29, March 30,
                                                       2003    2002
                                                   --------- ---------
                                                      (unaudited)

Earnings before income taxes                           $5,186  $4,930
Acquisition-related costs                                 205       -
                                                     -------- -------
Pro forma earnings before income taxes                  5,391   4,930
Income tax expense                                     (2,291) (2,120)
                                                     -------- -------
Pro forma net earnings available for common shares     $3,100  $2,810
                                                     -------- -------

Diluted shares outstanding                             17,472  17,300

Pro forma diluted earnings per share                    $0.18   $0.16
                                                     ======== =======


                  Calculation of EBITDA and EBITDAP

                                                   Three months ended
                                                  March 29,  March 30,
                                                     2003      2002
                                                   -------- ----------
                                                       (unaudited)

Net earnings, pre-tax                                  $5,186  $4,930
Acquisition-related costs                                 205       -
                                                     -------- -------
Adjusted earnings                                       5,391   4,930

Interest expense                                        2,227      46
Interest (income)                                        (235)   (208)
                                                     -------- -------
Net interest expense (income)                           1,992    (162)

Depreciation                                            2,895   2,448
Amortization                                              940      49
                                                     -------- -------
Total depreciation & amortization                       3,835   2,497

                                                     -------- -------
Adjusted EBITDA                                        11,218   7,265

ESOP compensation expense                                 766   1,105
Pension expense                                         1,000   1,000
                                                     -------- -------
Adjusted EBITDAP                                      $12,984  $9,370

Diluted shares                                         17,472  17,300

Adjusted EBITDAP EPS                                    $0.74   $0.54
                                                     ======== =======



                   EDO Corporation and Subsidiaries
                       GUIDANCE DATA ESTIMATES


                                                     Fiscal 2003
                                                   -------------

Revenue range                              $445 million - $455 million

Non-cash pension costs(a)                               $4 million

Current-year Condor acquisition-related charge            $800,000

Effective operating tax rate                          42.5% - 43.0%

EBITDAP margin range                                  13.0% - 14.0%

ESOP shares issued per quarter                              42,376

Average shares outstanding
 (excluding Note conversion(b))                       17.6 million


(a) Currently, the expense of the defined benefit plan is non-cash. Present estimates indicate that some portion of 2004 expense may require a cash contribution.
(b) "If-converted method" (FAS 128) to determine diluted EPS:
(Using the first quarter's representative numbers)
- Shares to be issued if 5.25% Notes are converted at $31.26/share would be 4,408,189.
- Quarterly interest on Notes reduced Net Earnings by $1,039,951.
The decision point for the dilution test was $1,039,951 / 4,408,189, or $0.2359 per share. Since EPS was otherwise less than $0.2359, the impact of the Notes was not dilutive, thus conversion of the Notes was not assumed in calculating diluted EPS this quarter.

This table contains estimates based on management's current
 expectations.
This information is forward-looking, and actual results may differ materially.



    CONTACT: Berkman Associates
             Neil Berkman or Melanie Beeler
             310/277-5162
             info@BerkmanAssociates.com
                 or
             EDO Corporation
             Investor Relations
             William A. Walkowiak
             212/716-2038
             www.edocorp.com